Exhibit 1.1

THE BOEING COMPANY

100,000,000 Depositary Shares, Each representing a 1/20th Interest in a Share of 6.00% Series A Mandatory Convertible Preferred Stock, par value $1.00 per share (initial liquidation preference of $1,000 per share)

UNDERWRITING AGREEMENT

October 28, 2024

Goldman Sachs & Co. LLC

BofA Securities, Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

As Representatives of the several Purchasers named in Schedule A hereto

c/o Goldman Sachs & Co. LLC

200 West Street

New York, New York 10282

BofA Securities, Inc.

One Bryant Park

New York, New York 10036

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

The Boeing Company, a Delaware corporation (“Company”), proposes to issue and sell to the several purchasers listed in Schedule A hereto (the “Purchasers”), for whom you are acting as representatives (the “Representatives”), an aggregate of 100,000,000 depositary shares, each representing a 1/20th interest in a share of its 6.00% Series A Mandatory Convertible Preferred Stock, par value $1.00 per share, with an initial liquidation preference of $1,000 per share (“Preferred Stock”) (such depositary shares, the “Firm Shares”) and, at the option of the Purchasers, up to 15,000,000 additional depositary shares, each representing a 1/20th interest in a share of Preferred Stock, solely to cover over-allotments (such additional depositary shares, the “Option Shares”). In this underwriting agreement (this “Agreement”), the Firm Shares and the Option Shares that the Purchasers elect to purchase pursuant to Section 2 hereof are collectively referred to as the “Shares.”

The Preferred Stock will be convertible into a variable number of shares of the Company’s common stock, par value $5.00 per share (“Common Stock”) (such shares of Common Stock into which the Preferred Stock is convertible, together with any shares of Common Stock delivered in payment of dividends on the Preferred Stock, the “Underlying Shares”). The terms of the Preferred Stock will be set forth in a certificate of designation (the “Certificate of Designation”) to be filed by the Company with the Secretary of State of the State of Delaware as an amendment to the Company’s amended and restated certificate of incorporation.

The Shares will be issued pursuant to a deposit agreement (the “Deposit Agreement”), to be dated as of the Closing Date (as defined below), among the Company, Computershare Trust Company, N.A. and Computershare Inc., acting as joint depositary (the “Depositary”), and holders from time to time of the Shares. Each Share will initially represent the right to receive a 1/20th interest in a share of the Preferred Stock pursuant to the Deposit Agreement. The Preferred Stock, when issued, will be deposited against delivery of depositary receipts (the “Depositary Receipts”), which will evidence the Shares and will be issued by the Depositary under the Deposit Agreement.

Substantially concurrently with the offering of the Shares contemplated hereby, the Company will, among other things, issue and sell up to 129,375,000 shares of its Common Stock, pursuant to a separate underwriting agreement and separate prospectus supplement, subject to customary closing conditions (the “Concurrent Offering”). The offering of the Shares is not contingent upon the completion of the Concurrent Offering, the Concurrent Offering is not contingent upon the completion of the offering of the Shares, and the Shares are not being offered together with the shares of Common Stock offered in the Concurrent Offering.

The Company hereby confirms its agreement with the several Purchasers concerning the purchase and sale of the Shares, as follows:

1. Registration Statement. A registration statement on Form S-3 (File No. 333-282628), including a prospectus, covering the Shares has been filed with the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Securities Act”). Such registration statement, including the prospectus included therein (the “Base Prospectus”), and all documents filed as part thereof or incorporated by reference therein including the information, if any, deemed pursuant to Rule 430A, 430B or 430C under the Securities Act to be part of the registration statement at the time of its effectiveness, and at each deemed effective date with respect to the Purchasers pursuant to Rule 430B(f)(2) of the Securities Act, are hereinafter collectively called the “Registration Statement.” The Base Prospectus, as supplemented by the prospectus supplement dated October 28, 2024 specifically relating to the Shares in the form first filed under Rule 424(b) under the Securities Act (or in the form first made available to the Purchasers by the Company to meet the requests of purchasers pursuant to Rule 173 under the Securities Act), and all documents filed as part thereof or incorporated or deemed to be incorporated by reference therein, are hereinafter collectively called the “Prospectus,” and the preliminary form of the Prospectus is hereinafter called the “Preliminary Prospectus.” If the Company has filed an abbreviated registration statement pursuant to Rule 462(b) under the Securities Act (the “Rule 462 Registration Statement”), then any reference herein to the term “Registration Statement” shall be deemed to include such Rule 462 Registration Statement. For purposes of this Agreement, “free writing prospectus” has the meaning set forth in Rule 405 under the Securities Act and “Time of Sale Prospectus” means the Preliminary Prospectus, together with each free writing prospectus, if any, identified in Schedule B hereto. “Time of Sale” means 9:00 p.m. (Eastern Time) on the date of this Agreement. Any reference to “amend,” “amendment” or “supplement” with respect to the Registration Statement, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include any documents filed after such date under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Exchange Act”) that are deemed to be incorporated by reference therein.

2. Purchase of the Shares. On the basis of the representations, warranties and agreements contained in this Agreement and the Deposit Agreement, but subject to the terms and conditions herein set forth, the Company agrees to issue and sell the Firm Shares to the several Purchasers, and each Purchaser agrees, severally and not jointly, to purchase from the Company the respective number of Firm Shares set forth opposite such Purchaser’s name in Schedule A hereto at a price per share of $49.1875 (the “Purchase Price”). In addition, on the basis of the representations, warranties and agreements contained in this Agreement and the Deposit Agreement, but subject to the terms and conditions herein set forth, the Company agrees to issue and sell the Option Shares to the several Purchasers as provided in this Agreement and the Deposit Agreement, and the Purchasers shall have the option to purchase, severally and not jointly, from the Company the Option Shares at the Purchase Price less an amount per share equal to any dividends or distributions declared by the Company and payable on the Firm Shares but not payable on the Option Shares. If any Option Shares are to be purchased, the number of Option Shares to be purchased by each Purchaser shall be the number of Option Shares which bears the same ratio to the aggregate number of Option Shares being purchased as the number of Firm Shares set forth opposite the name of such Purchaser in Schedule A hereto (or such number increased as set forth in Section 12 hereof) bears to the aggregate number of Firm Shares being purchased from the Company by the several Purchasers, subject, however, to such adjustments to eliminate any fractional Shares as you, in your sole discretion, shall make. The Purchasers may exercise the option to purchase Option Shares at any time in whole, or from time to time in part, solely to cover over-allotments, on or before the thirtieth day following the date of the Prospectus, by written notice from the Representatives to the Company. Such notice shall set forth the aggregate number of Option Shares as to which the option is being exercised and the date and time when the Option Shares are to be delivered and paid for, which may be the same date and time as the Closing Date (as defined below) but shall not be earlier than the Closing Date nor later than the tenth full business day after the date of such notice (unless such time and date are postponed in accordance with the provisions of Section 12 hereof). Any such notice shall be given at least two business days prior to the date and time of delivery specified therein, except to the extent that the date on which the Option Shares are to be delivered is the same date and time as the Closing Date, in which case such notice may be delivered one business day prior to the date and time of delivery specified therein.

3. Offering by the Purchasers. The Company understands that the Purchasers intend to make a public offering of the Shares as soon after the effectiveness of this Agreement as in the judgment of the Purchasers is advisable, and initially to offer the Shares on the terms set forth in the Time of Sale Prospectus. The Company acknowledges and agrees that the Purchasers may offer and sell Shares to or through any affiliate of a Purchaser and that any such affiliate may offer and sell Shares purchased by it to or through any Purchaser.

4. Representations and Warranties of the Company. The Company represents and warrants to and agrees with each Purchaser that:

(a) The Registration Statement has become effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement is in effect, and no proceedings for such purpose are pending before or threatened by the Commission.

(b) Any free writing prospectus that the Company is required to file pursuant to Rule 433(d) under the Securities Act has been, or will be, filed with the Commission in accordance with the requirements of the Securities Act. Each free writing prospectus that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act or that was prepared by or on behalf of or used or referred to by the Company complies or will comply in all material respects with the requirements of the Securities Act. Except for the free writing prospectuses, if any, identified in Schedule B to this Agreement, the Company has not prepared, used or referred to, and will not, without your prior consent, prepare, use or refer to, any free writing prospectus. Each free writing prospectus that the Company has filed, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Shares or until any earlier date that the Company notifies the Purchasers as described in the next sentence, will not contain any information that conflicts with the information contained in the Registration Statement, including any document incorporated by reference therein, the Time of Sale Prospectus, the Prospectus and any prospectus supplement deemed to be a part thereof that has not been superseded or modified. If at any time following issuance of a free writing prospectus that the Company has filed, there occurs an event or development as a result of which such free writing prospectus contained an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Company will promptly notify the Purchasers so that any use of such free writing prospectus may cease until it is amended or supplemented. The foregoing two sentences do not apply to statements or omissions in such document based upon written information furnished to the Company by any Purchaser specifically for use therein, it being understood and agreed that the only such information furnished by any Purchaser consists of the information described as such in Section 11(b) hereof.

(c) The Registration Statement complies in all material respects to the requirements of the Securities Act and does not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, except that the foregoing does not apply to statements or omissions in such document based upon written information furnished to the Company by any Purchaser specifically for use therein, it being understood and agreed that the only such information furnished by any Purchaser consists of the information described as such in Section 11(b) hereof. At the Time of Sale, the Time of Sale Prospectus did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the foregoing does not apply to statements or omissions in such document based upon written information furnished to the Company by any Purchaser specifically for use therein, it being understood and agreed that the only such information furnished by any Purchaser consists of the information described as such in Section 11(b) hereof. The Prospectus, as of its date, complies in all material respects with the requirements of the Securities Act and does not contain and, as amended or supplemented, if applicable, and as of the Closing Date and as of the Additional Closing Date (as defined below), as the case may be, will comply in all material respects with the requirements of the Securities Act and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the foregoing does not apply to statements or omissions in such document based upon written information furnished to the Company by any Purchaser specifically for use therein, it being understood and agreed that the only such information furnished by any Purchaser consists of the information described as such in Section 11(b) hereof. The documents incorporated by reference in the Registration Statement, the Time of Sale Prospectus or the Prospectus pursuant to Item 12 of Form S-3 of the Securities Act, at the time they were filed with the Commission, complied in all material respects with the requirements of the Exchange Act. Any additional documents deemed to be incorporated by reference in the Time of Sale Prospectus or the Prospectus, will, when they are filed with the Commission, comply in all material respects with the requirements of the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) The Company (i) has not alone engaged in any Testing-the-Waters Communications other than Testing-the-Waters Communications with the consent of Goldman Sachs & Co. LLC with entities that the Company reasonably believed to be qualified institutional buyers (“QIBs”) within the meaning of Rule 144A under the Securities Act or institutions that are accredited investors within the meaning of Rule 501(a)(1), (a)(2), (a)(3), (a)(7), (a)(8), (a)(9), (a)(12) or (a)(13) under the Securities Act (“IAIs”) and otherwise in compliance with the requirements of Rule 163B under the Securities Act and (ii) has not authorized anyone other than the Representatives to engage in Testing-the-Waters Communications. The Company reconfirms that the Representatives have been authorized to act on its behalf in undertaking Testing-the-Waters Communications. The Company has not distributed or approved for distribution any Written Testing-the-Waters Communications other than those listed on Schedule D hereto. “Written Testing-the-Waters Communication” means any Testing-the-Waters Communication that is a written communication within the meaning of Rule 405 under the Securities Act. Any individual Written Testing-the-Waters Communication does not conflict with the information contained in the Registration Statement or the Time of Sale Prospectus, complied in all material respects with the requirements of the Securities Act, and when taken together with the Time of Sale Prospectus as of the Time of Sale did not, and as of the Closing Date and as of the Additional Closing Date, as the case may be, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If at any time following the use of a Written Testing-the-Waters Communication, there occurs an event or development as a result of which such Written Testing-the-Waters Communication contained an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Company will promptly notify the Purchasers so that any use of such Written Testing-the-Waters Communication may cease until it is amended or supplemented. The foregoing two sentences do not apply to statements or omissions in such document based upon written information furnished to the Company by any Purchaser specifically for use therein, it being understood and agreed that the only such information furnished by any Purchaser consists of the information described as such in Section 11(b) hereof.

(e) The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware, with power and corporate authority to own its properties and conduct its business as described in the Registration Statement, the Time of Sale Prospectus and the Prospectus. The Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where failure to so qualify would not individually or in the aggregate have a material adverse effect on the financial condition, business, properties or results of operations of the Company and its subsidiaries taken as a whole or on the Company’s ability to perform its obligations under this Agreement (a “Material Adverse Effect”).

(f) The Company has an authorized capitalization as set forth in the Registration Statement, the Time of Sale Prospectus and the Prospectus. All outstanding shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable and are not subject to any pre-emptive or similar rights. Except as described in the Registration Statement, the Time of Sale

Prospectus and the Prospectus, there are no outstanding rights (including, without limitation, pre-emptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any shares of capital stock or other equity interest in the Company, or any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any capital stock of the Company, any such convertible or exchangeable securities or any such rights, warrants or options.

(g) Each “significant subsidiary” (as such term is defined in Rule 1-02 of Regulation S-X) of the Company, if any, (each a “Material Subsidiary” and together the “Material Subsidiaries”) has been duly incorporated and is an existing corporation or other entity in good standing under the laws of the jurisdiction of its incorporation or organization, with power and authority to own its properties and conduct its business as described in the Registration Statement, the Time of Sale Prospectus and the Prospectus. Each Material Subsidiary of the Company is duly qualified to do business as a foreign corporation or other entity in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where failure to so qualify would not have a Material Adverse Effect. All of the issued and outstanding capital stock or ownership interests of each Material Subsidiary of the Company has been duly authorized and validly issued and is fully paid and non-assessable. The capital stock or ownership interests of each Material Subsidiary owned by the Company, directly or through subsidiaries, is owned free from liens and encumbrances except for such liens or encumbrances that would not have a Material Adverse Effect.

(h) This Agreement has been duly authorized, executed and delivered by the Company.

(i) The Shares have been duly authorized and, when issued and delivered and against payment of the purchase price therefor as provided in this Agreement and when the Depositary Receipts have been duly executed and delivered by the Depositary in accordance with the Deposit Agreement, will be duly and validly issued, fully paid and non-assessable. The Shares conform to the descriptions thereof in the Registration Statement, the Time of Sale Prospectus and the Prospectus. The issuance of the Shares is not subject to any pre-emptive or similar rights. The persons in whose names the Shares are registered will be entitled to the rights specified therein and in the Deposit Agreement.

(j) The Deposit Agreement has been duly authorized by the Company and, when duly executed and delivered in accordance with its terms by each of the parties thereto, will constitute a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by the bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally.

(k) The Certificate of Designation has been duly authorized by the Company. The Certificate of Designation sets forth the rights, preferences and priorities of the Preferred Stock, and the holders of the Preferred Stock will have the rights set forth in the Certificate of Designation upon filing with the Secretary of State for the State of Delaware.

(l) The Preferred Stock, when issued by the Company, may be freely deposited by the Company with the Depositary against issuance of the Shares. The Preferred Stock has been duly authorized by the Company for issuance and deposit in accordance with the provisions of this Agreement and the Deposit Agreement and, when issued and deposited against issuance of the Shares, and upon the filing and effectiveness of the Certificate of Designation, will be validly issued, fully paid and non-assessable and will conform in all material respects to the descriptions thereof in the Registration Statement, the Time of Sale Prospectus and the Prospectus. Upon payment of the purchase price for the Shares and deposit of the Preferred Stock against issuance of the Shares in accordance with this Agreement and the Deposit Agreement, the Purchasers will receive good, valid and marketable title to the Shares, free and clear of any liens. No holder of the Preferred Stock will be subject to personal liability solely by reason of being such a holder; and the issuance of the Preferred Stock is not subject to any pre-emptive or similar rights.

(m) Upon issuance and deposit of the Preferred Stock against issuance of the Shares in accordance with this Agreement and the Deposit Agreement and the filing and effectiveness of the Certificate of Designation, the Preferred Stock will be convertible into the Underlying Shares in accordance with the terms of the Preferred Stock and the Certificate of Designation. A number of Underlying Shares equal to the Maximum Number of Underlying Shares (as defined below) has been duly authorized and reserved for issuance by all necessary corporate action (for the avoidance of doubt, such Underlying Shares may be Common Stock previously issued and held by the Company as treasury stock) and such Underlying Shares, when issued in accordance with the terms of the Preferred Stock and the Certificate of Designation will be validly issued, fully paid and non-assessable, will conform in all material respects to the descriptions thereof in the Registration Statement, the Time of Sale Prospectus and the Prospectus and will not be subject to any pre-emptive or similar rights. As used herein, “Maximum Number of Underlying Shares” means the product of (A) the sum of (x) a number of shares of Common Stock equal to the initial maximum conversion rate per share of the Preferred Stock set forth in the Certificate of Designation and (y) the maximum number of shares of Common Stock deliverable by the Company in respect of dividends payable per share of Preferred Stock (whether or not declared), multiplied by (B) the aggregate number of shares of Preferred Stock in respect of the Shares (assuming the exercise in full of the option set forth in Section 2 herein but without giving effect to any “Make-whole Dividend Amount” (as defined in the Certificate of Designation)), in each case in accordance with, and as adjusted pursuant to, the terms of the Certificate of Designation.

(n) The statements in the Registration Statement, the Time of Sale Prospectus and the Prospectus, insofar as they summarize provisions of the Shares, the Preferred Stock, the Underlying Shares, this Agreement, the Deposit Agreement and the Certificate of Designation (together, the “Transaction Documents”), fairly summarize the applicable provisions of the Transaction Documents in all material respects.

(o) No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required for the execution, delivery and performance by the Company of the Transaction Documents, the issuance and sale of the Shares, the issuance and deposit of the Preferred Stock with the Depositary against the issuance of the Shares and the issuance of a number of Underlying Shares equal to the Maximum Number of Underlying Shares, except such as have been obtained and made under the Securities Act and such as may be required under state securities laws and any law or regulation applicable to the filing of the Certificate of Designation with the Secretary of State of the State of Delaware.

(p) The execution, delivery and performance of the Transaction Documents, the issuance and sale of the Shares, the issuance and deposit of the Preferred Stock with the Depositary against the issuance of the Shares and the issuance of a number of Underlying Shares equal to the Maximum Number of Underlying Shares have been duly authorized by all necessary corporate action and do not and will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property, or assets of the Company or any Material Subsidiary under (i) any statute, any rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any Material Subsidiary of the Company (provided, however, that enforcement of rights to indemnity and contribution in this Agreement may be limited by federal or state securities laws or principles of public policy) or any of their properties, (ii) any material agreement or instrument to which the Company or any such Material Subsidiary is a party or by which the Company or any such Material Subsidiary is bound or to which any of the properties of the Company or any such Material Subsidiary is subject, or (iii) the charter or by-laws of the Company or any such Material Subsidiary, except in the case of (i) and (ii), where such breach or violation or default would not have a Material Adverse Effect.

(q) Except as disclosed in the Registration Statement, the Time of Sale Prospectus and the Prospectus, the Company and its Material Subsidiaries have good and marketable title to all real properties and good title to all other properties and assets owned by them that are material to the business of the Company and its subsidiaries consolidated as a single enterprise, in each case, free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or to be made thereof by them. Except as disclosed in the Registration Statement, the Time of Sale Prospectus and the Prospectus, the Company and its Material Subsidiaries hold any leased real or personal property under valid and enforceable leases with such exceptions that are not material to the business of the Company and its subsidiaries consolidated as a single enterprise and that would not materially interfere with the use made or to be made thereof by them.

(r) Neither the Company nor any of its Material Subsidiaries is (i) in violation of its charter or bylaws or (ii) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other instrument to which it is a party or by which it or any of them or their properties may be bound or to which any of their properties may be subject, except in the case of (ii), where such default would not have a Material Adverse Effect.

(s) Except as disclosed in the Registration Statement, the Time of Sale Prospectus and the Prospectus, the Company and its Material Subsidiaries (i) possess adequate certificates, authorities, licenses, permits, orders or approvals issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by them, including, without limitation, from the Federal Aviation Administration, except where the failure to do so would not have a Material Adverse Effect, and (ii) have not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company or any of its Material Subsidiaries, would have a Material Adverse Effect.

(t) Except as disclosed in the Registration Statement, the Time of Sale Prospectus and the Prospectus, no strike, lockout, or work stoppage involving the employees of the Company or any Material Subsidiary exists or, to the knowledge of the Company, is imminent that might have a Material Adverse Effect.

(u) Except as disclosed in the Registration Statement, the Time of Sale Prospectus and the Prospectus, neither the Company nor any of its subsidiaries is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “environmental laws”), owns or operates any real property contaminated with any substance that is subject to any environmental laws, is liable for any off-site disposal or contamination pursuant to any environmental laws, or is subject to any claim relating to any environmental laws, which violation, contamination, liability or claim would individually or in the aggregate have a Material Adverse Effect, and the Company is not aware of any pending investigation which might lead to such a claim.

(v) Except as disclosed in the Registration Statement, the Time of Sale Prospectus or the Prospectus, there are no pending actions, suits or proceedings against or affecting the Company, any of its subsidiaries or any of their respective officers, in their capacity as such, or any of their respective properties that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or would materially and adversely affect the ability of the Company to perform its obligations under this Agreement or which are otherwise material in the context of the offer and sale of the Shares, and no such actions, suits or proceedings are, to the Company’s knowledge, threatened or, contemplated.

(w) The financial statements included in the Registration Statement, the Time of Sale Prospectus and the Prospectus present fairly in all material respects the financial position of the Company and its consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments), and such financial statements have been prepared in conformity with the generally accepted accounting principles in the United States applied on a consistent basis (except as otherwise noted therein).

(x) Except as disclosed in the Registration Statement, the Time of Sale Prospectus and the Prospectus, since the date of the latest audited financial statements included in the Registration Statement, the Time of Sale Prospectus and the Prospectus, there has been no material adverse change, nor any development or event reasonably likely to involve a prospective material adverse change, in the financial condition, business, properties or results of operations of the Company and its subsidiaries taken as a whole.

(y) The Company is not and, after giving effect to the offering and sale of the Shares and of the shares of Common Stock in the Concurrent Offering and the application of the proceeds thereof as described in the Registration Statement, the Time of Sale Prospectus and the Prospectus, will not be required to register under the Investment Company Act of 1940, as amended.

(z) To the Company’s knowledge, after due inquiry, the accountants who certified the financial statements and supporting schedules included in the Registration Statement, the Time of Sale Prospectus and the Prospectus are an independent registered public accounting firm as required by the Securities Act and the Exchange Act.

(aa) The capitalization of the Company has not materially changed since the date of the Time of Sale Prospectus and the Prospectus.

(bb) Neither the Company nor any subsidiary has taken or will take, directly or indirectly, any action designed to, or that might be reasonably expected to, cause or result in stabilization or manipulation of the price of the Shares.

(cc) No person has the right to require the Company or any of its subsidiaries to register any securities for sale under the Securities Act by reason of the filing of the Registration Statement with the Commission or the issuance and sale of the Shares.

(dd) The Company maintains a system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that complies with the requirements of the Exchange Act and has been designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company has carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

(ee) The Company maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that complies with the requirements of the Exchange Act and has been designed by, or under the supervision of, its principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, including, but not limited to policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements. Except as disclosed in the Registration Statement, the Time of Sale Prospectus and the Prospectus, there are no material weaknesses in the Company’s internal controls.

(ff) The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

Any certificate signed by any officer of the Company or any subsidiary and delivered to the Purchasers or to counsel for the Purchasers shall be deemed a representation and warranty by the Company and not the officer in its individual capacity to the Purchasers as to the matters covered thereby.

5. Delivery and Payment. The Company will deliver the Shares to be purchased on the Closing Date or the Additional Closing Date, as the case may be, to you for the accounts of the Purchasers through the facilities of The Depository Trust Company (“DTC”) against payment of the purchase price by wire transfer to an account specified by the Company in same day funds (x) with respect to the Firm Shares, at 10:00 a.m. (Eastern Time) on October 31, 2024 or at such other time not later than seven full business days thereafter as you and the Company determine (the “Closing Date”) and (y) with respect to the Option Shares, at the time as specified by you in the written notice of the Purchasers’ election to purchase such Option Shares (the “Additional Closing Date”). The Shares to be delivered will be in definitive fully registered form registered in such denominations and in such names as you request in writing not later than 3:00 p.m., New York Time, on the full business day prior to the Closing Date or the Additional Closing Date, as the case may be, or, if no such request is received, in the names of the respective Purchasers in the amounts agreed to be purchased by them pursuant to this Agreement on the Closing Date or the Additional Closing Date, as the case may be. If you request that any Shares be issued in a name or names other than that of the Purchaser agreeing to purchase such Shares hereunder, the Company shall not be obligated to pay any transfer taxes resulting therefrom.

6. Offering by the Purchasers. The several Purchasers propose to offer the Shares for sale to the public as set forth in the Time of Sale Prospectus and the Prospectus.

7. Covenants of the Company. The Company covenants and agrees with the several Purchasers that:

(a) It will promptly cause the Preliminary Prospectus and the Prospectus to be filed with the Commission as required by Rule 424.

(b) It will furnish to each Purchaser a copy of each proposed free writing prospectus to be prepared by or on behalf of, used by, or referred to by the Company and not to use or refer to any proposed free writing prospectus to which the Purchasers reasonably object.

(c) It will not take any action that would result in a Purchaser or the Company being required to file with the Commission pursuant to Rule 433(d) under the Securities Act a free writing prospectus prepared by or on behalf of a Purchaser that otherwise would not have been required to be filed thereunder.

(d) For as long as a prospectus relating to the Shares is required to be delivered under the Securities Act, if any event relating to or affecting the Company or of which the Company shall be advised in writing by the Purchasers shall occur which, which in the opinion of the Company or your counsel, should be set forth in a supplement or amendment to the Registration Statement, the Time of Sale Prospectus or the Prospectus in order either to make the Registration Statement, the Time of Sale Prospectus or the Prospectus comply with the requirements of the Securities Act or which would require the making of any change in the Time of Sale Prospectus or the Prospectus so that as thereafter delivered to Purchasers such Time of Sale Prospectus or the Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company will promptly amend or supplement the Registration Statement, the Time of Sale Prospectus or the Prospectus by either (i) preparing and filing with the Commission supplement(s) or amendment(s) to the Registration Statement, the Time of Sale Prospectus or the Prospectus, or (ii) making an appropriate filing pursuant to the Exchange Act, which will supplement or amend the Registration Statement, the Time of Sale Prospectus or the Prospectus so that, as supplemented or amended, the Time of Sale Prospectus or the Prospectus when the Time of Sale Prospectus or the Prospectus is delivered to a purchaser will comply with the Securities Act and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company will not file any amendment or supplement to the Registration Statement, the Time of Sale Prospectus or the Prospectus (x) prior to the Closing Date, without the Representatives’ consent, which consent shall not be unreasonably withheld and (y) prior to any Additional Closing Date, without providing such amendment or supplement to the Representatives for review a reasonable period of time prior to its filing.

(e) The Company will make generally available to its security holders as soon as practicable, but in any event not later than eighteen months after the effective date of the Registration Statement (as defined in Rule 158(c) under the Securities Act), an earnings statement of the Company and its subsidiaries (which need not be audited) complying with Section 11(a) of the Securities Act and Rule 158 under the Securities Act.

(f) The Company will furnish to you copies of the following documents, in each case as soon as available after filing and in such quantities as you reasonably request: (i) the registration statement relating to the Shares as originally filed and all post-effective amendments thereto (at least one of which will be signed and will include all exhibits except those incorporated by reference to previous filings with the Commission); (ii) each prospectus relating to the Shares; and (iii) during the time when a prospectus relating to the Shares is required to be delivered under the Securities Act, all post-effective amendments and supplements to the Registration Statement, the Time of Sale Prospectus or the Prospectus, respectively (except supplements relating to securities that are not the Shares).

(g) During the period of one year after the Closing Date, the Company will furnish to you, and upon request, to each of the other Purchasers (unless such reports are available electronically on the Commission’s website or the Company’s website): (i) as soon as practicable after the end of each fiscal year, a copy of its annual report to shareholders for such year, and (ii) as soon as available, a copy of each report or definitive proxy statement of the Company filed with the Commission under the Exchange Act or mailed to shareholders.

(h) Whether or not any sale of the Shares is consummated, the Company will pay and bear all costs and expenses incident to the performance of its obligations under this Agreement, including (i) the preparation, printing and filing of the Registration Statement (including financial statements and exhibits) as originally filed and of each amendment thereto, (ii) the authorization, issuance, sale, preparation and distribution of the Shares and the filing of the Certificate of Designation with the Secretary of State of the State of Delaware, (iii) the delivery of the Shares to the Purchasers, (iv) the fees and disbursements of the Company’s counsel and accountants, (v) the delivery to the Purchasers of copies of the Registration Statement as originally filed and the printing and delivery of each amendment thereto, of each preliminary prospectus and of the Prospectus and any amendments or supplements thereto, (vi) the fees and expenses of any transfer agent and registrar for the Shares and of the Depositary (including reasonable fees and expenses of any counsel to such parties), (vii) all expenses incurred by the Company in connection with any “road show” presentation to potential investors and (viii) all expenses and application fees related to the listing of the Shares and a number of Underlying Shares equal to the Maximum Number of Underlying Shares on the New York Stock Exchange. If this Agreement is terminated by the Purchasers in accordance with the provisions of Section 9, the Company shall reimburse the Purchasers for all of their reasonable out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Purchasers.

(i) For a period of 90 days after the date of the Prospectus, the Company will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, or submit to, or file with, the Commission a registration statement under the Securities Act relating to, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or publicly disclose the intention to undertake any of the foregoing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, without the prior written consent of Goldman Sachs & Co. LLC, other than the Shares to be sold hereunder, the Preferred Stock in respect thereof and any shares of Common Stock issued upon conversion of, or issued and paid as a dividend on, the Preferred Stock. The restrictions described above do not apply to (i) the issuance of shares of Common Stock or securities convertible into or exercisable for shares of Common Stock pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options (including net exercise) or the settlement of RSUs (including net settlement), in each case, outstanding on the date of this Agreement, (ii) grants of stock options, stock awards, restricted stock, RSUs, or other equity awards and the issuance of shares of Common Stock or securities convertible into or exercisable or exchangeable for shares of Common Stock (whether upon the exercise of stock options or otherwise) to the Company’s employees, officers, directors, advisors, or consultants pursuant to the terms of an equity compensation plan in effect as of the Closing Date, (iii) contributions of shares of Common Stock to the Company’s 401(k) plan in effect as of the Closing Date, (iv) issuance of shares of Common Stock pursuant to the terms of the Company’s qualified and nonqualified retirement plans in effect as of the Closing Date, (v) the issuance of up to 5% of the outstanding shares of Common Stock, or securities convertible into, exercisable for, or which are otherwise exchangeable for, Common Stock, immediately following the Closing Date, in acquisitions or other similar strategic transactions; (vi) the filing of any registration statement on Form S-8 relating to securities granted or to be granted pursuant to any plan in effect on the date of this Agreement or any assumed benefit plan pursuant to an acquisition or similar strategic transaction, (vii) the issuance of shares of Common Stock pursuant to the Agreement and Plan of Merger, dated June 30, 2024, among the Company, Spirit AeroSystems Holdings, Inc. and Sphere Acquisition Corp., and the filing of any registration statement on Form S-4 or any amendment or supplement thereto relating to such shares of Common Stock, and (viii) the shares of Common Stock that may be issued pursuant to the Concurrent Offering.

(j) The Company will prepare a final term sheet relating to the offering of the Shares and the Concurrent Offering, containing only information that describes the final terms of the offering of the Shares and the Concurrent Offering in a form consented to by the Purchasers, and to file such final term sheet within the period required by Rule 433(d)(5)(ii) under the Securities Act following the date the final terms have been established for the offering of the Shares and the Concurrent Offering.

(k) The Company will advise the Purchasers promptly, and confirm such advice in writing, (i) when any amendment to the Registration Statement has been filed or becomes effective prior to the Closing Date or the Additional Closing Date, as the case may be; (ii) when any supplement to the Prospectus or any amendment to the Prospectus or any free writing prospectus has been filed prior to the Closing Date or the Additional Closing Date, as the case may be; (iii) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Prospectus or the receipt of any comments from the Commission relating to the Registration Statement or any other request by the Commission for any additional information relating to the offering of the Shares prior to the Closing Date or the Additional Closing Date, as the case may be; (iv) of the issuance by the Commission of any order suspending the effectiveness of the Registration Statement or preventing or suspending the use of any Preliminary Prospectus or the Prospectus or the initiation or threatening of any proceeding for that purpose or pursuant to Section 8A of the Securities Act; (v) of the occurrence of any event during the period that a prospectus is required to be delivered as a result of which the Prospectus, the Time of Sale Prospectus or any free writing prospectus as then amended or supplemented would include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances existing when the Prospectus, the Time of Sale Prospectus or any such free writing prospectus is delivered to a purchaser, not misleading; and (vi) of the receipt by the Company of any notice with respect to any suspension of the qualification of the Shares for offer and sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and the Company will use its reasonable best efforts to prevent the issuance of any such order suspending the effectiveness of the Registration Statement, preventing or suspending the use of any Preliminary Prospectus or the Prospectus or suspending any such qualification of the Shares and, if any such order is issued, will use its reasonable best efforts to obtain as soon as possible the withdrawal thereof.

(l) The Company will qualify the Shares for offering and sale under the applicable securities laws of such states and other jurisdictions as you may reasonably designate in consultation with the Company and maintain such qualifications in effect for a period of not less than a year from the date of the Prospectus; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject. The Company will file such statements and reports as may be required by the laws of each jurisdiction in which the Shares have been qualified as above provided. The Company will also supply you with such information as is necessary for the determination of the legality of the Shares for investment under the laws of such jurisdictions as you may request.

(m) The Company will use its reasonable best efforts in cooperation with you to permit the Shares offered and sold in transactions by you to be eligible for clearance and settlement through DTC.

(n) The Company will apply the net proceeds received by it from the sale of the Shares in the manner specified in the Time of Sale Prospectus and the Prospectus under the heading “Use of Proceeds.”

(o) The Company will use its reasonable best efforts to list, subject to notice of issuance, the Shares on the New York Stock Exchange and to effect and maintain the listing of a number of Underlying Shares equal to the Maximum Number of Underlying Shares on the New York Stock Exchange.

(p) Prior to the Closing Date or the Additional Closing Date, as the case may be, the Company will deposit the relevant number of shares of Preferred Stock with the Depositary in accordance with the provisions of this Agreement and the Deposit Agreement and otherwise comply with this Agreement and the Deposit Agreement so that the relevant Shares will be issued by the Depositary against receipt of such shares of Preferred Stock and delivered to the Purchasers against payment therefor at such Closing Date or such Additional Closing Date, as the case may be. The Company will reserve and keep available at all times for issuance, free of pre-emptive or similar rights, a number of Underlying Shares equal to the Maximum Number of Underlying Shares (for the avoidance of doubt, such Underlying Shares may be Common Stock previously issued and held by the Company as treasury stock). Between the date hereof and the Closing Date or the Additional Closing Date, as the case may be, the Company will not do or authorize any act or thing that would result in the adjustment of the “fixed conversion rates” (as defined in the Time of Sale Prospectus) of the Preferred Stock.

(q) The Company authorizes the Purchasers to make such public disclosure of information relating to stabilization of the Shares as is required by applicable law and regulation.

8. Covenants of the Purchasers.

(a) Each Purchaser severally covenants with the Company not to take any action that would result in the Company being required to file with the Commission under Rule 433(d) a free writing prospectus prepared by or on behalf of such Purchaser that otherwise would not be required to be filed by the Company thereunder, but the for the action of the Purchaser.

(b) Each Purchaser that is not a U.S. registered broker-dealer, represents that if it sells Shares in the United States it will do so through one or more U.S. registered broker-dealers as permitted by the Financial Industry Regulatory Authority regulations.

(c) Each Purchaser hereby agrees that it will not offer, sell or deliver any of the Shares in any jurisdiction outside the United States except under circumstances that will result in compliance with the applicable laws thereof, and that it will take at its own expense whatever action is required to permit its resale of the Shares in such jurisdictions. Each Purchaser understands that no action has been taken to permit a public offering in any jurisdiction outside the United States where action would be required for such purpose. Each Purchaser agrees not to cause any advertisement of the Shares to be published in any newspaper or periodical or posted in any public place and not to issue any circular relating to the Shares, except in any such case with the prior express written consent of the Company and the Representatives acting on behalf of the Purchasers.

9. Conditions of the Obligations of the Purchasers. The obligations of the several Purchasers to purchase and pay for the Firm Shares on the Closing Date or the Option Shares on the Additional Closing Date will be subject to the accuracy of the representations and warranties on the part of the Company herein, to the accuracy of the statements of Company officers made pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions precedent:

(a) On the date of execution of this Agreement and on the Closing Date or the Additional Closing Date, as the case may be, you shall have received from Deloitte & Touche LLP, independent registered public accounting firm with respect to the Company within the meaning of the Securities Act, a letter, dated such a date, in form and substance reasonably satisfactory to you containing statements and information of the type customarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained or incorporated by reference in the Registration Statement, the Time of Sale Prospectus and the Prospectus; provided that the letter delivered on the Closing Date or Additional Closing Date shall use a “cut-off” date no more than two business days prior to the Closing Date or such Additional Closing Date, as the case may be.

(b) The Registration Statement shall remain effective and at the Closing Date or the Additional Closing Date, as the case may be, no stop order suspending the effectiveness of the Registration Statement shall have been issued, no proceedings for such purpose shall have been instituted or, to the knowledge of the Company or you, shall be threatened by the Commission. The Prospectus and each issuer “free writing prospectus” shall have been timely filed with the Commission under the Securities Act, as required. All requests by the Commission for additional information relating to the offering of the Shares shall have been complied with to the reasonable satisfaction of the Purchasers.

(c) Subsequent to the date of this Agreement, there shall not have occurred (A) any change or any development involving a prospective change not contemplated by the Time of Sale Prospectus as of the date of this Agreement in or affecting the financial condition, business or properties of the Company and its subsidiaries taken as a whole or (B) (i) any downgrading in the rating of any debt securities or preferred stock of or guaranteed by the Company or any of its subsidiaries by any “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) under the Exchange Act) or (ii) new or revised public announcement that any such organization has under surveillance or review its rating of any debt securities or preferred stock of or guaranteed by the Company or any of its subsidiaries (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating) or any new or revised public announcement that the Company has been placed on negative outlook, which, in the case of clauses (A) and (B) above, in the judgment of the Purchasers that have severally agreed to purchase a majority of the Shares, materially impairs the investment quality of the Shares.

(d) You shall have received an opinion and a negative assurance letter, dated the Closing Date or the Additional Closing Date, as the case may be, of Kirkland & Ellis LLP, as counsel for the Company, in form and substance reasonably satisfactory to you.

(e) You shall have received an opinion and a negative assurance letter, dated the Closing Date or the Additional Closing Date, as the case may be, of Davis Polk & Wardwell LLP, as counsel for the Purchasers, with respect to such matters as you may reasonably request, and the Company shall have furnished to such counsel such documents as they reasonably request for the purpose of enabling them to pass on such matters.

(f) You shall have received a certificate of the Chief Executive Officer, President or any Vice President of the Company and a principal financial or accounting officer of the Company, dated the Closing Date or the Additional Closing Date, as the case may be, in which such officers shall state, to the best of their knowledge after reasonable investigation, (i) the representations and warranties of the Company in this Agreement are true and correct in all material respects, (ii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Date, (iii) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for such purpose have been instituted, are pending or, to the best knowledge of the Company, threatened by the Commission, and (iv) that, subsequent to the date of the most recent financial statements set forth or incorporated by reference in the Time of Sale Prospectus or the Prospectus, there has been no material adverse change, nor any development or event reasonably likely to involve a prospective material adverse change, in the financial condition, business, properties or results of operations of the Company and its subsidiaries taken as a whole, except as set forth or contemplated in the Time of Sale Prospectus or the Prospectus.

(g) The Shares to be delivered on the Closing Date or the Additional Closing Date, as the case may be, shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance. A number of Underlying Shares equal to the Maximum Number of Underlying Shares shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

(h) The Certificate of Designation shall have been filed with the Secretary of State of the State of Delaware and shall have become effective.

(i) The “lock-up” agreements, each substantially in the form of Schedule C to this Agreement, between you and certain officers and directors of the Company relating to sales and certain other dispositions of shares of Common Stock or certain other securities, delivered to you on or before the date hereof, shall be full force and effect on the Closing Date or the Additional Closing Date, as the case may be.

(j) The Company and the Depositary shall have executed and delivered the Deposit Agreement, and you shall have received a copy thereof.

(k) Prior to the Closing Date or the Additional Closing Date, as the case may be, the Company shall have deposited the relevant number of shares of Preferred Stock with the Depositary in accordance with the provisions of this Agreement and the Deposit Agreement and otherwise complied with this Agreement and the Deposit Agreement so that the relevant Shares will be issued by the Depositary against receipt of such shares of Preferred Stock and delivered to the Purchasers against payment therefor at such Closing Date or such Additional Closing Date, as the case may be.

(l) The Company will furnish you with such conformed copies of such opinions, certificates, letters and documents as you reasonably request.

In case any such condition shall not have been satisfied on or prior to the Closing Date or the Additional Closing Date, as the case may be, this Agreement may be terminated by you with respect to, in the case of the Closing Date, the Shares and, in the case of the Additional Closing Date, the Option Shares, upon notice in writing or by telecopy to the Company without liability or obligation on the part of the Company or any Purchaser, except as set forth in Section 14 hereof.

10. Conditions of the Obligations of the Company. The obligations of the Company to sell and deliver the Firm Shares on the Closing Date or the Option Shares on the Additional Closing Date are subject to the following condition precedent:

(a) No stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of the Company or you, shall be threatened by the Commission.

If any such condition shall not have been satisfied on or prior to the Closing Date or the Additional Closing Date, as the case may be, then the Company shall be entitled, by notice in writing or by telecopy to you, to terminate this Agreement with respect to, in the case of the Closing Date, the Shares and, in the case of the Additional Closing Date, the Option Shares without any liability or obligation on the part of the Company or any Purchaser, except as set forth in Section 14 hereof.

11. Indemnification.

(a) The Company will indemnify and hold harmless each Purchaser, its affiliates (as such term is defined in Rule 501(b) under the Securities Act (each, an “Affiliate”)), each of its directors and officers and each person, if any, who controls any Purchaser within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages or liabilities, joint or several, to which such Purchaser, Affiliate or such controlling person may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, the Time of Sale Prospectus, the Prospectus, any issuer “free writing prospectus” or any Written Testing-the-Waters Communication (or any amendment or supplement thereto), or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and will reimburse each Purchaser, Affiliate and each such controlling person for any legal or other expenses reasonably incurred by such Purchaser, Affiliate or such controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable to such Purchaser, Affiliate or controlling person in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any such documents in reliance upon and in conformity with written information furnished to the Company by such Purchaser specifically for use therein, it being understood and agreed that the only such information furnished by any Purchaser consists of the information described as such in Section 11(b) hereof. This indemnity agreement will be in addition to any liability which the Company may otherwise have.

(b) Each Purchaser agrees, severally and not jointly, to indemnify and hold harmless the Company, each of its directors and officers and each person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities to which the Company or any such director, officer or controlling person may become subject, under the Securities Act, or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, the Time of Sale Prospectus, the Prospectus, any issuer “free writing prospectus” as defined in Rule 433(h) under the Act, any Written Testing-the-Waters Communication, any Company information that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Act or the Prospectus (or any amendment or supplement thereto) or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Purchaser specifically for use therein, it being understood and agreed upon that the only such information furnished by any Purchaser consists of the following information in the Prospectus: the concession figure appearing in the sixth paragraph under the caption “Underwriting” and the information contained in the thirteenth, fourteenth and fifteenth paragraphs under the caption “Underwriting”; and will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred. This indemnity agreement will be in addition to any liability which such Purchaser may otherwise have.

(c) Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under (a) and (b) above, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this Section, except to the extent the indemnifying party has been materially prejudiced by such omission. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who may, with the consent of the indemnified party, be counsel to the indemnifying party) and who shall not be counsel to any other indemnified party who may have interests conflicting with those of such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify each indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested that an indemnifying party reimburse the indemnified party for fees and expenses of counsel as contemplated by this paragraph, the indemnifying party shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by the indemnifying party of such request and (ii) the indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement unless the request is being disputed in good faith. No indemnifying party shall, without the written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnification could have been sought hereunder by such indemnified party, unless such settlement (x) includes an unconditional release of such indemnified party, in form and substance reasonably satisfactory to such indemnified party, from all liability on claims that are the subject matter of such proceeding and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d) If recovery is not available under the foregoing indemnification provisions of this Section, for any reason other than as specified therein, the parties entitled to indemnification by the terms thereof shall be entitled to contribution to liabilities and expenses, except to the extent that contribution is not permitted under Section 11(f) of the Securities Act. In determining the amount of contribution to which the respective parties are entitled, there shall be considered the relative benefits received by each party from the offering of the Shares (taking into account the portion of the proceeds of the offering realized by each), the parties’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and any other equitable considerations appropriate under the circumstances. The relative benefits received by the Company on the one hand and the Purchasers on the other shall be deemed to be in the same respective proportions as the net proceeds (before deducting expenses) received by the Company from the sale of the Shares and the total underwriting discounts and commissions received by the Purchasers in connection therewith, in each case as set forth in the table on the cover of the Prospectus, bear to the aggregate offering price of the Shares. The Company and the Purchasers and such controlling persons agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation (even if the Purchasers and such controlling persons were treated as one entity for such purpose). Notwithstanding the provisions of this subsection (d), no Purchaser or controlling person shall be required to make contribution hereunder which in the aggregate exceeds the underwriting discounts and commissions received by such Purchaser under this Agreement, less the aggregate amount of any damages which such Purchaser or such controlling person has otherwise been required to pay in respect of the same claim or any substantially similar claim. The Purchasers’ obligations to contribute are several in proportion to their respective underwriting obligations and not joint.

12. Default of Purchasers. If, on the Closing Date or the Additional Closing Date, as the case may be, any Purchaser or Purchasers default in their obligations to purchase the Shares that it has agreed to purchase hereunder on such date and the aggregate principal amount of the Shares which such defaulting Purchaser or Purchasers agreed but failed to purchase is 10% or less of the aggregate number Shares to be purchased by all Purchasers on such date, the non-defaulting Purchasers may make arrangements satisfactory to the Company for the purchase of such Shares by other persons, including any of the Purchasers, but if no such arrangements are made by the Closing Date or the Additional Closing Date, as the case may be, the non-defaulting Purchasers shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Shares which such defaulting Purchasers agreed but failed to purchase on such date. If any Purchaser or Purchasers so default and the aggregate number of Shares with respect to which such default or defaults occur is more than the above percentage and arrangements reasonably satisfactory to you and the Company for the purchase of such Shares by other persons are not made within seventy-two hours after such default, this Agreement or, with respect to any Additional Closing Date, the obligation of the Purchasers to purchase Shares on the Additional Closing Date, as the case may be, will terminate without liability on the part of any non-defaulting Purchaser or the Company, except as provided in Section 14. In the event that any Purchaser or Purchasers default in their obligation to purchase Shares hereunder, the Company may, by prompt written notice to the non-defaulting Purchasers, postpone the Closing Date or the Additional Closing Date, as the case may be, for a period of not more than seven full business days in order to effect whatever changes may thereby be made necessary in the Registration Statement or the Prospectus or in any other documents, and the Company will promptly file any amendments to the Registration Statement or supplements to the Time of Sale Prospectus or the Prospectus which may thereby be made necessary. As used in this Agreement, the term “Purchaser” includes any person substituted for a Purchaser under this Section. Nothing herein will relieve a defaulting Purchaser from liability for its default.

13. Termination. This Agreement may be terminated, by notice to the Company, if after the execution and delivery of this Agreement and prior to the Closing Date or, in the case of the Option Shares, prior to the Additional Closing Date, (i) trading generally shall have been suspended or materially limited on the New York Stock Exchange; (ii) trading of any securities issued or guaranteed by the Company shall have been suspended on any exchange; (iii) a general moratorium on commercial banking activities shall have been declared by federal or New York State authorities or a material disruption in commercial banking or securities settlement clearance services in the United States; or (iv) there shall have occurred any outbreak or escalation of hostilities or any change in financial markets or any calamity or crisis, either within or outside the United States, that, in each case in the reasonable judgment of the Purchasers, is material and adverse and makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Shares on the Closing Date or the Additional Closing Date, as the case may be, on the terms and in the manner contemplated by this Agreement, the Time of Sale Prospectus and the Prospectus.

14. Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties, and other statements of the Company or its officers and of the several Purchasers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Purchaser or the Company or any of its officers or directors or any controlling person, and will survive delivery of and payment for the Shares. If this Agreement is terminated pursuant to Section 9, 10, 12 or 13 or if for any reason the purchase of the Shares by the Purchasers is not consummated, the Company shall remain responsible for the expenses to be paid or reimbursed by it pursuant to Section 7(h). In addition, in such event, the respective obligations of the Company and the Purchasers pursuant to Section 11 shall remain in effect; provided, however, that each Purchaser will use its best efforts to promptly notify each other Purchaser and each dealer and prospective customer to whom such Purchaser has delivered a Prospectus for the Shares by telephone or telegraph, confirmed by letter in either case, of such termination or failure to consummate, including in such notice instructions regarding the continued use of the Registration Statement, the Time of Sale Prospectus, the Prospectus, or any amendment or supplement thereto.

15. Notices. All communications hereunder will be in writing, and, if sent to the Purchasers will be delivered or telecopied and confirmed to Goldman Sachs & Co. LLC, 200 West Street, New York, New York 10282, Attention: Registration Department, fax: (212) 902-9316; BofA Securities, Inc., One Bryant Park, New York, New York 10036, Attention: Syndicate Department, with a copy to: Attention: ECM Legal; Citigroup Global Markets Inc., 388 Greenwich Street, New York NY 10013, Attention: General Counsel, fax: (646) 291-1469; and J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Attention Equity Syndicate Desk, fax: (212) 622-8358; or, if sent to the Company, will be delivered and confirmed to it, attention of Treasurer at 929 Long Bridge Drive, Arlington, Virginia 22202, with a copy to Corporate Secretary at the same address.

16. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling persons referred to in Section 11, and no other person will have any right or obligation hereunder.

17. WAIVER OF JURY TRIAL. EACH OF THE COMPANY AND THE PURCHASERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

18. Entire Agreement. This Agreement, together with any contemporaneous written agreements and any prior written agreements (to the extent not superseded by this Agreement) that relate to the offering of the Shares, represents the entire agreement between the Company and the Purchasers with respect to the preparation of the Time of Sale Prospectus and the Prospectus, the conduct of the offering, and the purchase and sale of the Shares.

19. Relationship. The Company acknowledges that in connection with the offering of the Shares, (i) the Purchasers have acted at arm’s-length, are not agents of, and owe no fiduciary duties to, the Company or any other person, (ii) the Purchasers owe the Company only those duties and obligations set forth in this Agreement and prior written agreements to the extent not superseded by this Agreement, if any, and (iii) the Purchasers may have interests that differ from those of the Company. The Company waives to the full extent permitted by applicable law any claims it may have against the Purchasers arising from an alleged breach of fiduciary duty in connection with the offering of the Shares.

20. Construction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any conflicts of law provisions that would apply the laws of another jurisdiction.

21. Counterparts. This Agreement may be executed in one or more counterparts and it is not necessary that the signatures of all parties appear on the same counterpart, but such counterparts together shall constitute but one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

22. Amendments or Waivers. No amendment or waiver of any provision of this Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.

23. Recognition of the U.S. Special Resolution Regimes.

(a) In the event that any Purchaser that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Purchaser of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any interest and obligation in or under this Agreement, were governed by the laws of the United States or a state of the United States.

(b) In the event that any Purchaser that is a Covered Entity or a BHC Act Affiliate of such Purchaser becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Purchaser are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

(c) As used in this Section 23:

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

24. Other Liabilities Governed by Non-EEA Law/Non-UK Law.

(a) Notwithstanding and to the exclusion of any other term of this Agreement or any other agreements, arrangements, or understanding between the Company and the Purchasers, the Company acknowledges and accepts that a BRRD Liability arising under this Agreement may be subject to the exercise of Bail-in Powers by the Relevant Resolution Authority, and acknowledges, accepts, and agrees to be bound by: (i) the effect of the exercise of Bail-in Powers by the Relevant Resolution Authority in relation to any BRRD Liability of the Purchasers to the Company under this Agreement, that (without limitation) may include and result in any of the following, or some combination thereof: (A) the reduction of all, or a portion, of the BRRD Liability or outstanding amounts due thereon; (B) the conversion of all, or a portion, of the BRRD Liability into shares, other securities or other obligations of the Purchasers or another person, and the issue to or conferral on the Company of such shares, securities or obligations; (C) the cancellation of the BRRD Liability; or (D) the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period; and (ii) the terms of this Agreement may be varied, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of Bail-in Powers by the Relevant Resolution Authority.

(b) For purposes of this Section 24, the following definitions shall apply:

“Bail-in Legislation” means in relation to the UK and a member state of the European Economic Area which has implemented, or which at any time implements, the BRRD, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time.

“Bail-in Powers” means any Write-down and Conversion Powers as defined in the EU Bail-in Legislation Schedule, in relation to the relevant Bail-in Legislation.

“BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“BRRD Liability” means a liability in respect of which the relevant Write Down and Conversion Powers in the applicable Bail-in Legislation may be exercised.

“EU Bail-in Legislation Schedule” means the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time at http://www.lma.eu.com/pages.aspx?p=499.

“Relevant Resolution Authority” means the resolution authority with the ability to exercise any Bail-in Powers in relation to the Purchasers.

[Signature page follows]

If the foregoing is in accordance with your understanding, please indicate your acceptance of this Agreement by signing in the space provided below.

The Boeing Company

By:	/s/ David R. Whitehouse
Name: David R. Whitehouse
Title: Senior Vice President and Treasurer

Accepted as of the date first written above for themselves and on behalf of the several Purchasers listed in Schedule A hereto.

Goldman Sachs & Co. LLC

By:	/s/ Mike Voris
Name: Mike Voris
Title: Managing Director

BofA Securities, Inc.

By:	/s/ Jay Johnston
Name: Jay Johnston
Title: Managing Director

Citigroup Global Markets Inc.

By:	/s/ Stephen Edelman
Name: Stephen Edelman
Title: Managing Director

J.P. Morgan Securities LLC

By:	/s/ Manoj Vemula
Name: Manoj Vemula
Title: Executive Director

Schedule A

Purchaser	Number of Firm Shares
Goldman Sachs & Co. LLC	19,461,539
BofA Securities, Inc.	19,461,539
Citigroup Global Markets Inc.	19,461,539
J.P. Morgan Securities LLC	19,461,539
Wells Fargo Securities, LLC	6,461,539
BNP Paribas Securities Corp.	2,076,922
Deutsche Bank Securities Inc.	2,076,922
Mizuho Securities USA LLC	2,076,922
Morgan Stanley & Co. LLC	2,076,922
RBC Capital Markets, LLC	2,076,922
SMBC Nikko Securities America, Inc.	2,076,922
Credit Agricole Securities (USA) Inc.	923,076
MUFG Securities Americas Inc.	923,076
Commerz Markets LLC	461,539
Santander US Capital Markets LLC	461,539
Academy Securities, Inc.	129,231
Loop Capital Markets LLC	83,078
Raymond James & Associates, Inc.	83,078
Siebert Williams Shank & Co., LLC	83,078
U.S. Bancorp Investments, Inc.	83,078

Total	100,000,000

Schedule B

TERM SHEET

[Attached]

Pricing Term Sheet	Free Writing Prospectus
dated as of October 28, 2024	Filed pursuant to Rule 433
Relating to the
Preliminary Prospectus Supplements each dated October 28, 2024 to the
Prospectus dated October 22, 2024
Registration No. 333-282628

The Boeing Company

Concurrent Offerings of

112,500,000 Shares of Common Stock, par value $5.00 per Share (the “Common Stock”)

(the “Common Stock Offering”)

and

100,000,000 Depositary Shares (the “Depositary Shares”)

Each Representing a 1/20th Interest in a Share of

6.00% Series A Mandatory Convertible Preferred Stock

(the “Depositary Shares Offering”)

The information in this pricing term sheet relates only to the Common Stock Offering and the Depositary Shares Offering and should be read together with (i) the preliminary prospectus supplement dated October 28, 2024 relating to the Common Stock Offering (the “Common Stock Preliminary Prospectus Supplement”), including the documents incorporated by reference therein, (ii) the preliminary prospectus supplement dated October 28, 2024 relating to the Depositary Shares Offering (the “Depositary Shares Preliminary Prospectus Supplement”), including the documents incorporated by reference therein and (iii) the related base prospectus dated October 22, 2024, each filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, Registration No. 333-282628. Neither the Common Stock Offering nor the Depositary Shares Offering is contingent on the successful completion of the other offering. Terms not defined in this pricing term sheet have the meanings given to such terms in the Common Stock Preliminary Prospectus Supplement or the Depositary Shares Preliminary Prospectus Supplement, as applicable. All references to dollar amounts are references to U.S. dollars. The Boeing Company has increased the size of the Common Stock Offering to 112,500,000 shares of Common Stock (or 129,375,000 shares of Common Stock if the underwriters in the Common Stock Offering exercise in full their option to purchase additional Common Stock). The final prospectus supplement relating to the Common Stock Offering will reflect conforming changes relating to such increase in the size of the Common Stock Offering.

Issuer:	The Boeing Company

Ticker / Exchange for the Common Stock:	BA / New York Stock Exchange (“NYSE”)

Pricing Date:	October 28, 2024.

Trade Date:	October 29, 2024 (“T”).

Settlement Date for the Common Stock Offering:	October 30, 2024 (T+1).

Settlement Date for the Depositary Shares Offering:	October 31, 2024 (T+2), which is the second business day following the trade date for the Depositary Shares (such settlement cycle being referred to as “T+2”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Depositary Shares prior to the business day preceding the settlement date will be required, by virtue of the fact that the Depositary Shares initially will settle T+2, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Depositary Shares who wish to trade the Depositary Shares prior to the business day preceding the settlement date should consult their own advisors.

Use of Proceeds:

The Issuer expects the net proceeds from (i) the Common Stock Offering to be approximately $15.81 billion (or approximately $18.18 billion if the underwriters of the Common Stock Offering exercise in full their option to purchase additional common stock) and (ii) the Depositary Shares Offering to be approximately $4.91 billion (or approximately $5.65 billion if the underwriters of the Depositary Shares Offering exercise in full their over-allotment option to purchase additional Depositary Shares), in each case, after deducting the applicable underwriting discounts and the Issuer’s estimated offering expenses totaling approximately $20.0 million. The Issuer intends to use the net proceeds from the Common Stock Offering and the Depositary Shares Offering for general corporate purposes, which may include, among other things, repayment of debt, additions to working capital, capital expenditures, and funding and investments in the Issuer’s subsidiaries. Net proceeds may be temporarily invested prior to use. See “Use of Proceeds” in the Common Stock Preliminary Prospectus Supplement and the Depositary Shares Preliminary Prospectus Supplement.

The closing of the Common Stock Offering and the closing of the Depositary Shares Offering are not contingent upon each other.

Common Stock Offering

Common Stock Offered:	112,500,000 shares of Common Stock

Option for Underwriters to Purchase Additional Shares of Common Stock:	16,875,000 additional shares of Common Stock

Public Offering Price of the Common Stock:	$143.00 per share of Common Stock

NYSE Last Reported Sale Price of the Common Stock on October 28, 2024:	$150.69 per share of Common Stock

CUSIP / ISIN for the Common Stock:	097023 105 / US0970231058

Joint Book-Running Managers:	Goldman Sachs & Co. LLC BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC BNP Paribas Securities Corp.

Deutsche Bank Securities Inc. Mizuho Securities USA LLC Morgan Stanley & Co. LLC RBC Capital Markets, LLC SMBC Nikko Securities America, Inc.

Co-Managers:

Credit Agricole Securities (USA) Inc.

MUFG Securities Americas Inc.

Commerz Markets LLC

Santander US Capital Markets LLC

Academy Securities, Inc.

BTIG, LLC

Loop Capital Markets LLC

Raymond James & Associates, Inc.

Siebert Williams Shank & Co., LLC

Depositary Shares Offering

Depositary Shares Offered:	100,000,000 Depositary Shares, each of which represents a 1/20th interest in a share of the Issuer’s 6.00% Series A Mandatory Convertible Preferred Stock (the “Mandatory Convertible Preferred Stock”). At settlement of the Depositary Shares Offering, the Issuer will issue 5,000,000 shares of Mandatory Convertible Preferred Stock, subject to the underwriters’ over-allotment option.

Over-allotment Option for Underwriters to Purchase Additional Depositary Shares:	15,000,000 additional Depositary Shares (corresponding to 750,000 additional shares of the Mandatory Convertible Preferred Stock), solely to cover over-allotments.

Public Offering Price of the Depositary Shares:	$50.00 per Depositary Share.

Dividends:

6.00% of the liquidation preference of $1,000 per share of the Mandatory Convertible Preferred Stock per year. Dividends will accumulate from the Settlement Date for the Depositary Shares and, to the extent that the Issuer is legally permitted to pay dividends and its board of directors, or an authorized committee thereof, declares a dividend payable with respect to the Mandatory Convertible Preferred Stock, the Issuer will pay such dividends in cash or, subject to certain limitations, by delivery of shares of Common Stock or through any combination of cash and shares of Common Stock, as determined by the Issuer’s board of directors in its sole discretion; provided that any unpaid dividends will continue to accumulate.

The expected dividend payable on the first Dividend Payment Date is $12.50 per share of Mandatory Convertible Preferred Stock (equivalent to $0.625 per Depositary Share). Each subsequent dividend is expected to be $15.00 per share of Mandatory Convertible Preferred Stock (equivalent to $0.75 per Depositary Share).

Dividend Record Dates:	The January 1, April 1, July 1 and October 1 immediately preceding the relevant Dividend Payment Date.

Dividend Payment Dates:	January 15, April 15, July 15 and October 15 of each year, commencing on, and including, January 15, 2025 and ending on, and including, October 15, 2027.

Mandatory Conversion Date:	The second business day immediately following the last trading day of the 20 consecutive trading day period beginning on, and including, the 21st scheduled trading day immediately preceding October 15, 2027.

Initial Price:	Equal to $1,000, divided by the Maximum Conversion Rate, rounded to the nearest $0.0001, which initially is $142.9797.

Threshold Appreciation Price:	Equal to $1,000, divided by the Minimum Conversion Rate, rounded to the nearest $0.0001, which initially is $171.5854 and represents a premium of approximately 20% over the Initial Price.

Floor Price:	$50.04 (approximately 35% of the Initial Price), subject to adjustment as described in the Depositary Shares Preliminary Prospectus Supplement.

Conversion Rate per Share of Mandatory Convertible Preferred Stock:

The conversion rate for each share of Mandatory Convertible Preferred Stock will not be more than 6.9940 shares of Common Stock and not less than 5.8280 shares of Common Stock (respectively, the “Maximum Conversion Rate” and “Minimum Conversion Rate”), depending on the applicable market value (as defined in the Depositary Shares Preliminary Prospectus Supplement) of the Common Stock, as described below and subject to certain anti-dilution adjustments. Correspondingly, the conversion rate per Depositary Share will be not more than 0.3497 shares of Common Stock and not less than 0.2914 shares of Common Stock.

The following table illustrates the conversion rate per share of the Mandatory Convertible Preferred Stock, subject to certain anti-dilution adjustments described in the Depositary Shares Preliminary Prospectus Supplement, based on the applicable market value of the Common Stock:

Applicable Market Value of

the Common Stock

Greater than the Threshold Appreciation
Price

Equal to or less than the Threshold
Appreciation Price but greater than or
equal to the Initial Price

Less than the Initial Price

Conversion Rate per Share of
Mandatory Convertible Preferred
Stock

5.8280 shares of Common Stock

Between 5.8280 and 6.9940 shares of
Common Stock, determined by dividing
$1,000 by the applicable market value

6.9940 shares of Common Stock

The following table illustrates the conversion rate per Depositary Share, subject to certain anti-dilution adjustments described in the Depositary Shares Preliminary Prospectus Supplement, based on the applicable market value of the Common Stock:

Applicable Market Value of the
Common Stock

Greater than the Threshold Appreciation
Price

Equal to or less than the Threshold
Appreciation Price but greater than or
equal to the Initial Price

Less than the Initial Price

Conversion Rate per Depositary
Share

0.2914 shares of Common Stock

Between 0.2914 and 0.3497 shares of
Common Stock, determined by dividing
$50 by the applicable market value

0.3497 shares of Common Stock

Optional Conversion:	Other than during a fundamental change conversion period (as defined in the Depositary Shares Preliminary Prospectus Supplement), at any time prior to October 15, 2027, a holder of Mandatory Convertible Preferred Stock may elect to convert such holder’s shares of Mandatory Convertible Preferred Stock, in whole or in part, at the Minimum Conversion Rate of 5.8280 shares of Common Stock per share of Mandatory Convertible Preferred Stock (equivalent to 0.2914 shares of Common Stock per Depositary Share), subject to adjustment as described in the Depositary Shares Preliminary Prospectus Supplement. Because each Depositary Share represents a 1/20th fractional interest in a share of Mandatory Convertible Preferred Stock, a holder of Depositary Shares may convert its Depositary Shares only in lots of 20 Depositary Shares.

Fundamental Change:

If a fundamental change (as defined in the Depositary Shares Preliminary Prospectus Supplement) occurs on or prior to October 15, 2027, holders of the Mandatory Convertible Preferred Stock will have the right to convert their shares of Mandatory Convertible Preferred Stock, in whole or in part, into shares of Common Stock at the fundamental change conversion rate (as defined in the Depositary Shares Preliminary Prospectus Supplement) during the period beginning on, and including, the effective date (as defined in the Depositary Shares Preliminary Prospectus Supplement) of such fundamental change and ending on, and including, the earlier of (a) the date that is 20 calendar days after such effective date (or, if later, the date that is 20 calendar days after holders receive notice of such fundamental change) and (b) October 15, 2027. For the avoidance of doubt, the period described in the immediately preceding sentence may not end on a date that is later than October 15, 2027.

The following table sets forth the fundamental change conversion rate per share of Mandatory Convertible Preferred Stock based on the effective date of the fundamental change and the stock price (as defined in the Depositary Shares Preliminary Prospectus Supplement) in the fundamental change:

	Stock Price
Effective Date	$100.00	$110.00	$120.00	$130.00	$142.98	$150.00	$160.00	$171.59	$180.00	$190.00	$200.00	$210.00
October 31, 2024	6.3600	6.2860	6.2200	6.1600	6.0940	6.0620	6.0200	5.9800	5.9540	5.9280	5.9040	5.8840
October 15, 2025	6.5120	6.4260	6.3460	6.2720	6.1860	6.1440	6.0920	6.0380	6.0060	5.9720	5.9420	5.9160
October 15, 2026	6.7420	6.6480	6.5480	6.4460	6.3220	6.2600	6.1800	6.1000	6.0520	6.0020	5.9620	5.9280
October 15, 2027	6.9940	6.9940	6.9940	6.9940	6.9940	6.6660	6.2500	5.8280	5.8280	5.8280	5.8280	5.8280

The exact stock price and effective date may not be set forth on the table, in which case:

•  if the stock price is between two stock prices on the table or the effective date is between two effective dates on the table, the fundamental change conversion rate per share of Mandatory Convertible Preferred Stock will be determined by straight-line interpolation between the fundamental change conversion rates per share of Mandatory Convertible Preferred Stock set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day or 366-day year, as applicable;

•  if the stock price is in excess of $210.00 per share (subject to adjustment in the same manner as the stock prices in the column headings of the table above as described in the Depositary Shares Preliminary Prospectus Supplement), then the fundamental change conversion rate per share of Mandatory Convertible Preferred Stock will be the Minimum Conversion Rate; and

•  if the stock price is less than $100.00 per share (subject to adjustment in the same manner as the stock prices in the column headings of the table above as described in the Depositary Shares Preliminary Prospectus Supplement), then the fundamental change conversion rate per share of Mandatory Convertible Preferred Stock will be the Maximum Conversion Rate.

The following table sets forth the fundamental change conversion rate per Depositary Share based on the effective date of the fundamental change and the stock price in the fundamental change:

	Stock Price
Effective Date	$100.00	$110.00	$120.00	$130.00	$142.98	$150.00	$160.00	$171.59	$180.00	$190.00	$200.00	$210.00
October 31, 2024	0.3180	0.3143	0.3110	0.3080	0.3047	0.3031	0.3010	0.2990	0.2977	0.2964	0.2952	0.2942
October 15, 2025	0.3256	0.3213	0.3173	0.3136	0.3093	0.3072	0.3046	0.3019	0.3003	0.2986	0.2971	0.2958
October 15, 2026	0.3371	0.3324	0.3274	0.3223	0.3161	0.3130	0.3090	0.3050	0.3026	0.3001	0.2981	0.2964
October 15, 2027	0.3497	0.3497	0.3497	0.3497	0.3497	0.3333	0.3125	0.2914	0.2914	0.2914	0.2914	0.2914

The exact stock price and effective date may not be set forth on the table, in which case:

•  if the stock price is between two stock prices on the table or the effective date is between two effective dates on the table, the fundamental change conversion rate per Depositary Share will be determined by straight-line interpolation between the fundamental change conversion rates per Depositary Share set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day or 366-day year, as applicable;

•  if the stock price is in excess of $210.00 per share (subject to adjustment in the same manner as the stock prices in the column headings of the table above as described in the Depositary Shares Preliminary Prospectus Supplement), then the fundamental change conversion rate per Depositary Share will be the Minimum Conversion Rate, divided by 20; and

•  if the stock price is less than $100.00 per share (subject to adjustment in the same manner as the stock prices in the column headings of the table above as described in the Depositary Shares Preliminary Prospectus Supplement), then the fundamental change conversion rate per Depositary Share will be the Maximum Conversion Rate, divided by 20.

Because each Depositary Share represents a 1/20th fractional interest in a share of Mandatory Convertible Preferred Stock, a holder of Depositary Shares may convert its Depositary Shares upon the occurrence of a fundamental change only in lots of 20 Depositary Shares.

Discount Rate for Purposes of Fundamental Change Dividend Make-Whole Amount:	The discount rate for purposes of determining the fundamental change dividend make-whole amount (as defined in the Depositary Shares Preliminary Prospectus Supplement) is 5.75% per annum.

Listing:	The Issuer intends to apply to list the Depositary Shares on the New York Stock Exchange under the symbol “BA-PRA.” No assurance can be given that the Depositary Shares will be listed or that any such application for listing will be approved.

CUSIP / ISIN for the Depositary Shares:	097023 204 / US0970232049

CUSIP / ISIN for the Mandatory Convertible Preferred Stock:	097023 303 / US0970233039

Joint Book-Running Managers:

Goldman Sachs & Co. LLC

BofA Securities, Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Wells Fargo Securities, LLC

BNP Paribas Securities Corp.

Deutsche Bank Securities Inc.

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

SMBC Nikko Securities America, Inc.

Co-Managers:

Credit Agricole Securities (USA) Inc.

MUFG Securities Americas Inc.

Commerz Markets LLC

Santander US Capital Markets LLC

Academy Securities, Inc.

Loop Capital Markets LLC

Raymond James & Associates, Inc.

Siebert Williams Shank & Co., LLC

U.S. Bancorp Investments, Inc.

The Issuer has filed a registration statement (including a prospectus and related preliminary prospectus supplements for the offerings) with the U.S. Securities and Exchange Commission (the “SEC”) for the offerings to which this communication relates. Before you invest, you should read the Common Stock Preliminary Prospectus Supplement or the Depositary Shares Preliminary Prospectus Supplement, as the case may be, the related base prospectus in that registration statement and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and the Common Stock Offering and the Depositary Shares Offering. You may get these documents for free by visiting EDGAR on the SEC’s website at

http://www.sec.gov. Alternatively, copies may be obtained from (i) Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing prospectus-ny@ny.email.gs.com, (ii) BofA Securities, Attn: Prospectus Department, NC1-022-02-25, 201 North Tryon Street, Charlotte, NC 28255-0001, email: dg.prospectus_requests@bofa.com, telephone: 1-800-294-1322, (iii) Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by telephone at 1-800-831-9146, or (iv) J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by email at prospectus-eq_fi@jpmchase.com and postsalemanualrequests@broadridge.com.

This communication should be read in conjunction with the Common Stock Preliminary Prospectus Supplement or the Depositary Shares Preliminary Prospectus Supplement, as the case may be, and the related base prospectus. The information in this communication supersedes the information in the Common Stock Preliminary Prospectus Supplement or the Depositary Shares Preliminary Prospectus Supplement, as the case may be, and the related base prospectus to the extent it is inconsistent with the information in such preliminary prospectus supplement or the related base prospectus.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

Schedule C

THE BOEING COMPANY

Lock-Up Agreement

_____________, 2024

Goldman Sachs & Co. LLC

BofA Securities, Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

As Representatives of the several purchasers

named in Schedule A to the Underwriting Agreement

c/o Goldman Sachs & Co. LLC

200 West Street

New York, New York 10282

BofA Securities, Inc.

One Bryant Park

New York, New York 10036

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

Re:	The Boeing Company - Lock-Up Agreement

Ladies and Gentlemen:

The undersigned understands that you, as representatives (the “Representatives”), propose to enter into an underwriting agreement (the “Underwriting Agreement”) on behalf of the several purchasers named in Schedule A to such agreement (collectively, the “Purchasers”), with The Boeing Company, a Delaware corporation (the “Company”), providing for a public offering (the “Public Offering”) of common stock, par value $5.00 per share (“Common Stock”), or other equity securities of the Company (such Common Stock or other equity securities, the “Securities”) pursuant to a Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”).

In consideration of the agreement by the Purchasers to offer and sell the Securities, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period beginning from the date of this Lock-Up Agreement and continuing to and including the date 90 days after the date of the final prospectus relating to the Public Offering (the “Prospectus”) (such period, the “Lock-Up Period”), the undersigned shall not, and shall not cause or direct any of its affiliates to, (i) offer, sell, contract to sell, pledge, grant any option, right or warrant to purchase, purchase any option or contract to sell, lend or otherwise transfer or dispose of any shares of Common Stock, or any options or warrants to purchase any shares of Common Stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock (such shares of Common Stock, options, rights, warrants or other securities, collectively, “Lock-Up Securities”), including without limitation any such Lock-Up Securities now owned or hereafter acquired by the undersigned, (ii) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition (whether by the undersigned or someone other than the undersigned), or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any Lock-Up Securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of Common Stock or other securities, in cash or otherwise (any such sale, loan, pledge or other disposition, or transfer of economic consequences, a “Transfer”), (iii) make any demand for or exercise any right with respect to the registration of any Lock-Up Securities or (iv) otherwise publicly announce any intention to engage in or cause any action, activity, transaction or arrangement described in clause (i), (ii) or (iii) above. The undersigned represents and warrants that the undersigned is not, and has not caused or directed any of its affiliates to be or become, currently a party to any agreement or arrangement that provides for, is designed to or reasonably could be expected to lead to or result in any Transfer during the Lock-Up Period.

Notwithstanding the foregoing, the undersigned may:

(a) transfer the undersigned’s Lock-Up Securities:

(i)	as one or more bona fide gifts or charitable contributions, or for bona fide estate planning purposes,

(ii)	upon death by will, testamentary document or intestate succession,

(iii)

to any member of the undersigned’s immediate family (for purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin) or to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned or, if the undersigned is a trust, to a trustor or beneficiary of the trust or the estate of a beneficiary of such trust,

(iv)

to a partnership, limited liability company or other entity of which the undersigned and the immediate family of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests,

(v)	to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (a)(i) through (iv) above,

(vi)	[reserved],

(vii)	by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement,

(viii)	to the Company upon death, disability or termination of employment, in each case, of the undersigned,

(ix)	in connection with a sale of the undersigned’s Securities acquired in open market transactions after the closing date of the Public Offering,

(x)

to the Company in connection with the vesting, settlement or exercise of restricted stock units, options, warrants or other rights to purchase shares of Common Stock (including, in each case, by way of “net” or “cashless” exercise) that are scheduled to expire or automatically vest during the Lock-Up Period, including any transfer to the Company for the payment of tax withholdings or remittance payments due as a result of the vesting, settlement or exercise of such restricted stock units, options, warrants or other rights, or in connection with the conversion of convertible securities, in all such cases pursuant to equity awards granted under a stock incentive plan or other equity award plan, or pursuant to the terms of convertible securities, each as described in the Registration Statement, the preliminary prospectus relating to the Securities included in the Registration Statement immediately prior to the time the Underwriting Agreement is executed and the Prospectus, provided that any securities received upon such vesting, settlement, exercise or conversion shall be subject to the terms of this Lock-Up Agreement,

(xi)	pursuant to the provisions of any of the Company’s policies with respect to the recoupment of incentive-based compensation, or

(xii)	with the prior written consent of Goldman Sachs & Co. LLC on behalf of the Purchasers;

provided that (A) in the case of clauses (a)(i), (ii), (iii), (iv) and (v) above, (x) such transfer or distribution shall not involve a disposition for value and (y) it shall be a condition to the transfer or distribution that the donee, devisee, transferee or distributee, as the case may be, shall sign and deliver a lock-up agreement in the form of this Lock-Up Agreement, and (C) in the case of clauses (a)(i), (ii), (iii), (iv), (v), (vii), (viii), (ix), (x) and (xi) above, no filing by any party (including, without limitation, any donor, donee, devisee, transferor, transferee, distributor or distributee) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or other public filing, report or announcement shall be voluntarily made during the Lock-Up Period and, if any such filing, report or announcement shall be legally required during the Lock-Up Period, such filing, report or announcement shall clearly indicate in the footnotes thereto (A) the circumstances of such transfer or distribution and (B) in the case of a transfer or distribution pursuant to clauses (a)(i), (ii), (iii), (iv), (v) and (vii) above, that the donee, devisee, transferee or distributee has agreed to be bound by a lock-up agreement in the form of this Lock-Up Agreement;

(b)

enter into a written plan meeting the requirements of Rule 10b5-1 under the Exchange Act relating to the transfer, sale or other disposition of the undersigned’s Lock-Up Securities, if then permitted by the Company, provided that none of the securities subject to such plan may be transferred, sold or otherwise disposed of until after the expiration of the Lock-Up Period, no public announcement, report or filing under the Exchange Act, or any other public filing, report or announcement, shall be voluntarily made regarding the establishment of such plan during the Lock-Up Period and, if any such filing, report or announcement shall be legally required during the Lock-Up Period, such filing, report or announcement shall include a statement to the effect that no transfer of any Lock-Up Securities may be made under such plan during the Lock-Up Period;

(c)

transfer the undersigned’s Lock-Up Securities pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by the Board of Directors of the Company and made to all holders of the Company’s capital stock involving a Change of Control of the Company (for purposes hereof, “Change of Control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of shares of capital stock if, after such transfer, such person or group of affiliated persons would hold at least a majority of the outstanding voting securities of the Company (or the surviving entity)); provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, the undersigned’s Lock-Up Securities shall remain subject to the provisions of this Lock-Up Agreement.

The undersigned now has, and, except as contemplated by clauses (a) and (c) of the third paragraph of this Lock-Up Agreement, for the duration of this Lock-Up Agreement will have, good and marketable title to the undersigned’s Lock-Up Securities, free and clear of all liens, encumbrances and claims whatsoever. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s Lock-Up Securities except in compliance with the foregoing restrictions.

The undersigned acknowledges and agrees that none of the Purchasers has made any recommendation or provided any investment or other advice to the undersigned with respect to this Lock-Up Agreement or the subject matter hereof, and the undersigned has consulted its own legal, accounting, financial, regulatory, tax and other advisors with respect to this Lock-Up Agreement and the subject matter hereof to the extent the undersigned has deemed appropriate. The undersigned further acknowledges and agrees that, although the Purchasers may have provided or hereafter provide to the undersigned in connection with the Public Offering a Form CRS and/or certain other disclosures as contemplated by Regulation Best Interest, the Purchasers have not made and are not making a recommendation to the undersigned to enter into this Lock-Up Agreement or to transfer, sell or dispose of, or to refrain from transferring, selling or disposing of, any Lock-Up Securities, and nothing set forth in such disclosures or herein is intended to suggest that any Purchaser is making such a recommendation.

This Lock-Up Agreement shall automatically terminate and the undersigned shall be released from all of his, her or its obligations hereunder upon the earlier of (i) the date on which for any reason the Underwriting Agreement is terminated (other than the provisions thereof that survive termination) prior to payment for and delivery of the Securities to be sold thereunder (other than pursuant to the Purchasers’ option thereunder to purchase additional Securities), (ii) the date on which the Company notifies the Representatives, in writing and prior to the execution of the Underwriting Agreement, that it does not intend to proceed with the Public Offering and (iii) November 29, 2024, in the event that the Underwriting Agreement has not been executed by such date (provided, however, that the Company may, by written notice to the undersigned prior to such date, extend such date by a period of up to an additional 90 days).

The undersigned understands that the Company and the Purchasers are relying upon this Lock-Up Agreement in proceeding toward consummation of the Public Offering. The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns. The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement. This Lock-Up Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflict of laws that would result in the application of any law other than the laws of the State of New York. This Lock-Up Agreement may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or www.echosign.com) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Schedule D

Investor Presentation, dated October 2024